                                                          EX-3.(i)(h)

                            ARTICLES OF INCORPORATION
                                       of
                          CENTRAL MISSOURI RADIO, INC.

      FIRST: Name. The corporation's name is "Central Missouri Radio, INC".

      SECOND: Purpose. The corporation's purposes shall be to transact any or all lawful business, not required to be stated in the articles of incorporation, for which corporations may be incorporated, and the corporation shall have all powers not prohibited by law or required to be stated in the articles of incorporation.

      THIRD: Capital Stock. The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares of common stock, each such share to have a par value of $1.00.

      FOURTH: Stated Capital. The stated capital of the corporation may be reduced in any manner provided by law without the assent of the stockholders of the corporation.

      FIFTH: Registered Office and Agent. The post office address of the initial registered office is 1200 Mutual Building, in the City of Richmond, and the initial registered agent at that address is Charles W. Laughlin, who is a resident of the State of Virginia and a member of the Virginia State Bar.

      SIXTH: Board of Directors. The number of directors shall not be less than the minimum number prescribed law and shall be fixed by the by-laws of the corporation. Initially all shares of the corporation will be owned of record by one stockholder, and the first board of directors shall consist of one director whose name and address is:

      Name                          Address
      ----                          -------

      Alan R. Brill                 1162 Woodberry Road
                                    Charlottesville, VA  22901

      SEVENTH: Indemnity. The corporation shall indemnify each director and officer against liabilities (including judgments and fines and reasonable attorney's fees, costs and expenses) incurred by him in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (any of which is hereinafter referred to as a "proceeding") to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to any proceeding in which he has been adjudged liable because of willful misconduct, bad faith or gross negligence involved in the conduct of his office or, in relation to any criminal proceeding, in which he had reasonable cause to believe his conduct was unlawful (any of which behavior is hereinafter referred to as "misfeasance"), provided, however, that even if he is guilty of misfeasance he shall be entitled to such indemnification as shall be finally ordered by a court. In the event of the disposition of any proceeding in which no determination of misfeasance has been made, such indemnity shall be conditioned upon a prior determination that the director or officer acted in good faith and without misfeasance, and that such payments or obligations arc reasonable. Such determination shall be made

(i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (ii) by independent legal counsel in a written opinion if such a quorum is not obtainable, or, even if obtainable, if a majority of disinterested directors so directs, or (iii) by the shareholders. Directors eligible to make any such determination or to -refer any such determination to independent legal counsel must act with reasonable promptness when indemnificaiton is sought by any director or officer.

      Expenses incurred in defending any proceeding may be paid by the corporation in advance of the final disposition of such proceeding, if authorized in the manner set forth in the preceding paragraph, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to indemnification.

      Every reference herein to director or officer shall include every director or officer or former director or officer of the corporation and every person who may have served at the request of the corporation or one of its subsidiaries as a director or officer or in a similar capacity of another corporation (stock or non-stock), partnership. joint venture, trust or other enterprise and, in all such cases, the heirs, executors, and administrators of such officer or director.

      The corporation may further indemnify each officer and director in any other manner permitted by law, and shall so indemnify them if directed to do so by the stockholders.

Dated:  November 21, 1980


                                          --------------------------------
                                          Douglas R. Maxwell, Incorporator

                              Articles of Amendment
                       Of The Articles of Incorporation Of
                           CENTRAL MISSOURI RADIO. INC

      By a consent in writing setting forth the resolution, signed by all of the directors of the corporation before the resolution was submitted to a vote of the stockholders, the board of directors of Central Missouri Radio, Inc.
adopted a resolution finding that the following proposed amendment of the articles of incorporation of Central Missouri Radio Inc. was in the best interests of the corporation and directing that it be submitted to a vote of the stockholders:

            "RESOLVED, that the articles of incorporation of Central Missouri Radio, Inc. be and they hereby are amended by striking therefrom Article First in its entirety and by substituting in lieu thereof the following:

            FIRST: Name. The corporation's name is "Central Missouri Broadcasting. Inc."

      2. Said proposed amendment was adopted by all the stockholders by a consent in writing which set forth said proposed amendment and which was signed by all the stockholders entitled to vote thereon.

      3. The number of shares of stock of the corporation outstanding on the record date, the number of shares entitled to vote on the proposed amendment and the number of shares voted for and against the amendment were as follows, there being no shares entitled to vote as a class or series thereon:

      A. Shares outstanding                     1,000
      B. Shares entitled to Vote                1,000
      C. Shares voted:              FOR, 1,000,             AGAINST, 0.

      EXECUTED this 3rd day of February, 1981 in the name of the corporation by its President and Secretary.

                                           CENTRAL MISSOURI RADIO, INC.


                                           -----------------------------
                                           Alan R. Brill, President


                                           -----------------------------
                                           Alan R. Brill Secretary